Exhibit 99

For Immediate Release:

Friday, October 3, 2003

For More Information:

Julie S. Ryland, (205) 326-8421

Energen Sells 5% Notes

BIRMINGHAM, Ala.-Energen Corporation (NYSE: EGN) today announced the completion of a public offering of $50 million of underwritten notes due October 1, 2013. The 5% coupon notes were priced at 99.557 percent to yield 5.057 percent.

Proceeds will be used to repay short-term debt incurred for the acquisition of oil and natural gas properties by Energen's oil and gas subsidiary, Energen Resources Corporation, and for general corporate purposes.

This offering was made through lead manager Merrill Lynch & Co. and co-manager A.G. Edwards & Sons, Inc.

Energen is a diversified energy holding company engaged in natural gas distribution and the acquisition and development of domestic oil and natural gas properties.